As filed with the Securities and Exchange Commission on March 11, 2021
Registration No. 333- _____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CYBERARK SOFTWARE LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

CyberArk Software Ltd.
9 Hapsagot St.
Park Ofer 2, P.O. Box 3143
Petach Tikva 4951041, Israel
Tel: +972 (3) 918-0000
(Address of Principal Executive Offices) (Zip Code)

CyberArk Software Ltd. 2014 Share Incentive Plan
(Full Title of the Plan)

CyberArk Software, Inc.
60 Wells Avenue
Newton, Massachusetts 02459
(Name and address of agent for service)

Tel: (617) 965-1544
(Telephone number, including area code, of agent for service)

Copies to:

Josh Kiernan, Esq. Latham & Watkins LLP 99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44-20-7710-1000 Fax: +44-20-7374-4460	Donna Rahav General Counsel and Compliance Officer CyberArk Software Ltd. 9 Hapsagot St. Park Ofer 2, P.O. Box 3143 Petach Tikva 4951041, Israel Tel: +972-3-918-0000 Fax: +972-3-924-0111	Dan Shamgar, Adv. Dr. Shachar Hadar, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100 Fax: +972-3-610-3111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value New Israeli Shekel (“NIS”) 0.01 per share (“Ordinary Shares”)	1,225,000	(2)	$138.57	(3)	$169,748,250	$18,519.53

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the CyberArk Software Ltd. 2014 Share Incentive Plan, as amended (the “2014 Plan”).

(2)	Represents 1,225,000 Ordinary Shares added to the 2014 Plan, representing an automatic increase effective as of January 1, 2021 pursuant to the 2014 Plan.
(3)
Calculated in accordance with Rule 457(h)(1) and 457(c) promulgated under the Securities Act, based on the average of the high and low prices ($141.49 and $135.64) of the Registrant’s Ordinary Shares on the Nasdaq Global Select Market on March 8, 2021.

EXPLANATORY NOTE

This Registration Statement is being filed to register an additional 1,225,000 ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”), of CyberArk Software Ltd. (the “Registrant,” “we,” “our” or “us”) issuable pursuant to the CyberArk Software Ltd. 2014 Share Incentive Plan, as amended (the “2014 Plan”).

On November 19, 2014, we filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8 (File No. 333-200367) registering 219,358 Ordinary Shares issuable under the 2014 Plan and 224,000 Ordinary Shares issuable upon the exercise of options granted under the 2014 Plan. Subsequently, on March 18, 2015, we filed with the Commission a registration statement on Form S-8 (File No. 333-202850) registering 610,027 Ordinary Shares issuable under the 2014 Plan. On April 21, 2015, our board of directors (our “Board”) and the compensation committee of our Board adopted, subject to shareholders approval, and on June 10, 2015, our shareholders approved, an amendment to the 2014 Plan to (a) increase the number of Ordinary Shares for issuance under the 2014 Plan by 610,027 Ordinary Shares as of January 1, 2015, and (b) amend the provision in the 2014 Plan regarding the maximum aggregate number of Ordinary Shares that may be issued pursuant to awards under the 2014 Plan to provide that the number of Ordinary Shares available for issuance under the 2014 Plan will automatically increase on January 1 of each calendar year during the term of the 2014 Plan, commencing on January 1, 2016, by the lesser of (i) an amount determined by our Board, if so determined prior to January 1 of the calendar year in which the increase is set to occur, (ii) 4% of the total number of our Ordinary Shares outstanding on December 31 of the immediately preceding calendar year, and (iii) 4,000,000 Ordinary Shares. Therefore, we filed with the Commission registration statements on Form S-8 on March 16, 2017 (File No. 333-216755) registering 3,311,644 Ordinary Shares, on March 16, 2018 (File No. 333-223729) registering 1,200,000 Ordinary Shares, on March 14, 2019 (File No. 333-230269) registering 1,300,000 Ordinary Shares and on March 5, 2020 (File No. 333-236909) registering 50,000 Ordinary Shares, all issuable under the 2014 Plan.

The purpose of this Registration Statement is for the Registrant to register an additional 1,225,000 Ordinary Shares issuable under the 2014 Plan following the above-described amendment, representing an automatic increase effective as of January 1, 2021 pursuant to the 2014 Plan.

Pursuant to Instruction E of Form S-8, the contents of our prior registration statements on Form S-8 (File Nos. 333-200367, 333-202850, 333-216755, 333-223729, 333-230269 and 333-236909) are incorporated herein by reference, and the information required by Part II is omitted, except as supplemented by the information set forth below.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

We hereby incorporate by reference the following documents (or portions thereof) that we have filed with or furnished to the Commission:

(a)	Our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the Commission on March 11, 2021; and

(b)
The description of our Ordinary Shares under “Item 1. Description of Registrant’s Securities to be Registered” in our Registration Statement on Form 8-A, filed with the Commission on September 16, 2014.

All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and, to the extent designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by us to the Commission that are identified in such forms as being incorporated into this Registration Statement, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

Exhibit Number	Exhibit

3.1	Amended and Restated Articles of Association of the Registrant (1)

4.1	CyberArk Software Ltd. 2014 Share Incentive Plan (2)

4.2	Specimen ordinary share certificate of the Registrant (3)

5.1	Opinion of Meitar | Law Offices as to the legality of CyberArk Software Ltd.’s Ordinary Shares being registered*

23.1	Consent of Kost, Forer, Gabbay and Kasierer, a member of Ernst & Young Global*

23.2	Consent of Meitar | Law Offices (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page of this Registration Statement)*

(1)	Incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2017, filed with the Commission on March 15, 2018.
(2)	Incorporated by reference to Exhibit 4.10 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on March 10, 2016.
(3)	Incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form F-1, filed with the Commission on August 26, 2014.
*	Filed herewith.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on this 11th day of March, 2021.

CyberArk Software Ltd.

By:	/s/ Ehud Mokady
Name:	Ehud Mokady
Title:	Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned officers and directors of CyberArk Software Ltd., an Israeli corporation, do hereby constitute and appoint Ehud Mokady, Chief Executive Officer, and Joshua Siegel, Chief Financial Officer, and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, including post-effective amendments, and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with such registration statements or amendments or supplements thereof and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

[Signature Page to Follow]

Signature	Title	Date

/s/ Ehud Mokady	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board	March 11, 2021
Ehud Mokady

/s/ Joshua Siegel	Chief Financial Officer (Principal Financial and Accounting Officer)	March 11, 2021
Joshua Siegel

/s/ Gadi Tirosh	Lead Independent Director	March 11, 2021
Gadi Tirosh

/s/ Ron Gutler	Director	March 11, 2021
Ron Gutler

/s/ Kim Perdikou	Director	March 11, 2021
Kim Perdikou

/s/ David Schaeffer	Director	March 11, 2021
David Schaeffer

/s/ Amnon Shoshani	Director	March 11, 2021
Amnon Shoshani
/s/ Francois Auque	Director	March 11, 2021
Francois Auque
/s/ Avril England	Director	March 11, 2021
Avril England

AUTHORIZED REPRESENTATIVE IN
THE UNITED STATES:

CyberArk Software Ltd.

By:	/s/ Ehud Mokady
Name:	Ehud Mokady
Title:	Chief Executive Officer and Chairman of the Board
Date:	March 11, 2021

[Signatures to Power of Attorney to CyberArk Form S-8 Registration Statement]